EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of January 20, 2014  (the “Effective Date”) by and between Premier Alliance Group, Inc., a Delaware corporation, with offices located at 4521 Sharon Road, Suite 300, Charlotte NC 28211 (the "Company"), and Kent Anson (“Anson” or the “Employee”), residing at ______________________________________ ____________________________.

W I T N E S S E T H :

WHEREAS, the Company desires to secure the unique experience, ability and services of Anson upon the terms and conditions hereinafter set forth and to prevent any other competitive business from securing Anson’s services;

WHEREAS, Anson desires to render services to the Company upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties mutually agree as follows:

Section 1.                      Employment.  The Company hereby employs Anson and Anson hereby accepts such employment, subject to the terms and conditions set forth in this Agreement.

Section 2.                      Duties.  Anson shall serve as Chief Executive Officer for the Company and shall properly perform such duties as may be assigned to Anson from time to time by the Company’s Board of Directors.  During the Term (as defined in Section 3), Anson shall devote substantially all of Anson’s business time to the performance of Anson’s duties hereunder unless otherwise authorized by the Company’s Board of Directors.

Section 3.                      Employment at Will and Conditions of Employment.

3.1           Employment at Will. The employment by the Compay is at-will, which means either party may voluntarily terminate the agreement at any time, pursuant to Sections, 6, 7, and 8.

3.2           Conditions of Employment.  Anson will have successful completion of a background check including prior employment and education verification.

Section 4.                       Compensation of Anson.

4.1           Salary. The Company shall pay Anson the following compensation for Anson’s services hereunder, less such deductions as shall be required to be withheld by applicable law and regulations:

(a) The Company shall pay to Anson an annual base salary (the “Base Salary”) of $275,000 per annum, unless adjusted up by the Board of Directors

 (b) The Company shall pay a signing bonus of $100,000 once employment begins.

(c) The Company shall pay for the 2014 calendar year a minimum cash bonus of $100,000.

(d) The Company will issue Options for 800,000 shares of common stock at the current market price expiring in 10 years and will vest as follows:
a.	400,000 options will vest immediately
b.	133,333 options to vest at 1st year employment anniversary date
c.	133,333 options to vest at 2nd year employment anniversary date
d.	133,334 options to vest at 3rd year employment anniversary date

(e) The Company shall either pay for or reimburse Anson a one time amount up to $50,000 for relocation expenses.

 (f) All salaries payable to Anson shall be paid at such regular weekly, biweekly or semi-monthly time or times as the Company makes payment of its regular payroll in the regular course of business.

4.2           Discretionary Bonus.  During the Term, in addition to the annual salary set forth in Section 4.1 above, Anson shall be entitled to such bonus compensation as the Board of Directors of the Company may determine from time to time in its sole discretion payable in cash, options or in capital stock of the Company.

 4.3            Expenses.  During the Term, the Company shall provide Anson with an allowance for all reasonable and necessary business travel (except daily commuting to and from the office) expenses and other bona fide disbursements, consistent with Company policy, incurred by Anson on behalf of the Company, in performance of Anson’s duties hereunder.

4.4           Benefits.  Anson shall be permitted during the Term to participate in medical, dental or vision plan, including any hospitalization or disability insurance plans, health programs, pension plans, bonus plans or similar benefits that may be available to other professionals of the Company to the extent he is eligible under the terms of such plans or programs.  Anson may participate in the Company’s 401K-retirement program.

Section 5.                       Vacations/Sick Leave/Holidays.  Anson shall be entitled to receive the benefits in the company time off policy, which currently provides for 32 paid days off per year and increases based on tenure, to be utilized as directed in the company guidelines.

Section 6.                       Disability/Death of the Executive.  If Anson is incapacitated or disabled by accident, sickness or otherwise so as to render Anson mentally or physically incapable of performing the services required to be performed under this Agreement for a period of sixty (120) consecutive days or longer or for any ninety (150) days in any period of three hundred sixty (360) consecutive days (a "Disability"), or if Anson dies during the Term, the Company may, at that time or any time thereafter, at its option, terminate the employment of Anson under this Agreement immediately upon giving Anson or Anson’s estate notice to that effect.  The Company will provide Anson with disability insurance during Anson’s employment, commensurate with current company policy.

Section 7.                       Termination.

7.1            Termination For Cause.  The Company may terminate the employment of Anson and all of the Company's obligations under this Agreement at any time for Cause (as hereinafter defined) by giving Anson notice of such termination, with reasonable specificity of the details thereof.  "Cause" shall mean (i) Anson’s misconduct could reasonably be expected to have a material adverse effect on the business and affairs of the Company, (ii) Anson’s disregard of lawful instructions of the Company's Board of Directors consistent with the Employee’s position relating to the business of the Company or neglect of duties or failure to act, which, in each case, could reasonably be expected to have a material adverse effect on the business and affairs of the Company, (iii) the commission by Anson of an act constituting common law fraud, or a felony, or criminal act against the Company or any affiliate thereof or any of the assets of any of them, (iv) conviction of a crime involving moral turpitude or (v) Anson’s material breach of any of the agreements contained herein.  A termination pursuant to Section 7.1(i), (ii) or (v) shall take effect fifteen (15) days after the giving of the notice contemplated hereby unless he shall, during such fifteen (15) day period, remedy to the satisfaction of the Board of Directors of the Company the misconduct, disregard or breach specified in such notice; provided, however, that such termination shall take effect immediately upon the giving of such notice if the Board of Directors of the Company shall, in its sole discretion, have determined that such misconduct, disregard or breach is not remediable (which determination shall be stated in such notice).  A termination pursuant to Section 7.1(iii) or (iv) shall take effect immediately upon the giving of the notice contemplated hereby.

7.2            Termination Without Cause. The Company may terminate the employment of Anson and all of the Company's obligations under this Agreement (except as hereinafter provided) at any time during the Term without Cause (hereinafter, "Without Cause") by giving Anson a written notice of such termination, to be effective fifteen (15) days following the giving of such written notice.  If terminated without cause Anson has the right to retain all unvested options.

7.3            Termination for Good Reason; Resignation.  Anson may (i) resign or (ii) terminate Anson’s employment and all of Anson’s obligations under this Agreement at any time during the Term for Good Reason (as hereinafter defined) by giving the Company notice of such termination, with reasonable specificity of the details thereof, to be effective fifteen (15) days following the giving of such written notice. If terminated for Good Reason Anson has the right to retain all unvested options. Good Reason shall mean the occurrence of any of the following events or conditions:

(i) (A)            the assignment to the employee of any duties materially inconsistent in any respect with Anson’s position, duties or responsibilities as contemplated by Section 2 of this Agreement, or (B) any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, compensation, other than an insubstantial and inadvertent action which is remedied by the Company promptly after receipt of notice thereof given by the employee; or (ii) any failure by the Company to comply with the provisions of Section 4 or 5 of this Agreement, other than an insubstantial and inadvertent failure which is remedied by the Company promptly after receipt of notice thereof given by the employee.

For convenience of reference, the date upon which any termination of the employment of the employee pursuant to Sections 6 or 7 shall be hereinafter referred to as the "Termination Date".

Section 8.                       Effect of Termination of Employment.

(a)            Upon the termination of Anson’s employment for Cause, neither he nor Anson’s beneficiaries or estate shall have any further rights under this Agreement or any claims against the Company arising out of this Agreement, except the right to receive (i) the unpaid portion of the Base Salary computed on a pro rata basis to the Termination Date as described in Section 4.1(a)(the “Unpaid Salary Amount”), and (ii) reimbursement for any expenses for which he shall not have theretofore been reimbursed, as provided in Section 4.4 (the "Expense Reimbursement Amount").

(b)            Upon the termination of Anson’s employment by the Company Without Cause or by Anson for Good Reason, neither he nor Anson’s beneficiaries or estate shall have any further rights under this Agreement or any claims against the Company arising out of this Agreement, except the right to receive (i) the Unpaid Salary Amount thru termination, (ii) the Expense Reimbursement Amount thru termination,  (iii) a severance compensation of the annual salary as set forth in paragraph 4.1(a) paid over twelve months from the Termination Date as indicated in 4.1(e), (iv) continuation of health care benefits as set forth in paragraph 4.4 for the twelve months after termination, and (v) retention of any unvested options.

(c)            In the event Anson resigns from employment, neither he nor Anson’s beneficiaries or estate shall have any further rights under this Agreement or claims against the Company arising out of this Agreement except the right to receive (i) the Unpaid Salary Amount thru termination, and (ii) the Expense Reimbursement Amount thru termination.

(d)           Notwithstanding the preceding provisions of this Section 8, in the event the payments to be received by the employee would constitute an "excess parachute payment" under the Internal Revenue Code of 1986, and applicable regulations as then in effect, then such payments shall be reduced accordingly so as not to constitute an "excess parachute payment."

(e)           In the event of any termination of Anson’s employment under this Section 8, the Company will take any and all steps necessary to remove Anson from any personal guarantees undertaken by him on behalf of the Company during his employment with the Company.

Section 9.                       Disclosure of Confidential Information. Anson recognizes that he has had and will continue to have access to secret and confidential information regarding the Company, including but not limited to its customer list, products, formulae, know-how, and business and marketing plans ("Confidential Information").  He acknowledges that such information is of great value to the Company, is the sole property of the Company (unless the information becomes public knowledge), and has been and will be acquired by Anson in confidence. In consideration of the obligations undertaken by the Company herein, the employee will not, at any time, during or after Anson’s employment hereunder, reveal, divulge or make known to any person, any Confidential Information acquired by Anson during the course of Anson’s employment. The provisions of this Section 9 shall survive Anson’s employment hereunder for a period of three years.

Section 10.                       Covenant Not To Compete.

(a)            Anson recognizes that the services to be performed by Anson hereunder are special, unique and extraordinary.  The parties confirm that it is reasonably necessary for the protection of Company that the employee agree, and accordingly, the employee does hereby agree, that he shall not, directly or indirectly, at any time during the  Restricted Period (as defined in Section 10(c) below):

(i)
except as provided in Subsection (d) below, compete with the Company by contacting, canvassing, soliciting, promoting, offering, bidding for, negotiating or accepting business for services that actually compete with the services or products offered by the company with any current or past customer which the Company or any affiliate thereof is engaged in business, either on Anson’s own behalf or as an officer, director, stockholder, partner, consultant, associate, employee, owner, agent, creditor, independent contractor, or co-venturer of any third party.  Past customers are defined as any customer that has received services from the Company within the past 2 years from the Termination Date; or

(ii)
employ or engage, or cause or authorize, directly or indirectly, to be employed, an advisor or engaged, for or on behalf of himself or any third party, any employee or agent of Company or any affiliate thereof.

 (b)            If any of the restrictions contained in this Section 10 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form this Section shall then be enforceable in the manner contemplated hereby.

(c)           The term “Restricted Period,” as used in this section 10, shall mean the period of the employee’s actual employment hereunder plus in the event this Agreement expires or employee resigns or is terminated With Cause or he Resigns with Good Reason the twelve (12) months after the Termination Date.

(d)           This section 10 shall not apply if the Company terminates Anson Without Cause.

(e)           Anson agrees that during the Term of the Agreement he shall not either directly or indirectly, whether as an officer, director, shareholder, partner, proprietor, consultant, or in any other capacity whatsoever engage in , be employed by or have any business connection with any other person, corporation, firm partnership, or other entity whatsoever known by him to compete with the Company, anywhere in the world, in any line of business engaged in by the Company; provided however, this paragraph shall not be construed to prevent Anson from  owning, directly or indirectly, in the aggregate, an amount not exceeding one percent (5%) of the issued and outstanding voting securities of any class of any company whose voting capital stock is traded on a national securities exchange or on the over-the-counter market, other than securities of the Company.

Section 11.                       Miscellaneous.

11.1            Assignments.  Neither Anson nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other.

11.2            Entire Agreement.  This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the employee’s employment by the Company, supersedes all prior understandings and agreements, whether oral or written, between the employee and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement.  No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

11.3            Binding Effect.  This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

11.4            Headings.  The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

11.5            Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

11.6            Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without giving effect to such State's conflicts of laws provisions and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of North Carolina.

11.7            Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

PREMIER ALLIANCE GROUP, INC.

By:                                                    .
Director
On Behalf of the Board of Directors

                                                                      .
              Kent Anson